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         FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                        METTLER-TOLEDO INTERNATIONAL INC.

          (Pursuant to Sections 242 and 245 of the General Corporation
                          Law of the State of Delaware)


                  FIRST: The name of the Corporation is Mettler-Toledo International Inc.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is the Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 135,000,000 shares, all with a par value of One Cent ($.01) per share, of which 10,000,000 shares shall be designated as Preferred Stock, and 125,000,000 shares shall be designated as Common Stock.

                  A. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the share of each such series, and any qualifications, limitations, or restrictions thereof.

                  B. Common Stock. A statement of the powers, preferences, and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of Common Stock is as follows:

                  1.       Dividends and Distributions:

                  1.01. The holders of Common Stock shall be entitled to receive dividends and distributions, including distributions in connection with the liquidation, dissolution or winding up of the affairs of the Corporation, when and as declared or made by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, payable on such dividend or distribution payment dates to stockholders of record on such record dates, not exceeding 60 days preceding the dividend or distribution payment dates, as shall be fixed for the purpose by the Board of Directors of the Corporation, upon the following terms:

                  1.01(a). Dividends or distributions shall be paid ratably to all of the holders of Common Stock in the proportion that the number of shares of Common Stock held by such holder bears to the total number of outstanding shares of Common Stock of the Corporation.

                  1.01(b).   Dividends or distributions of any property of
the Corporation shall be made as follows:

                  1.01(b)(i). The value of such property shall be determined in the manner set forth in Section 1.01(b)(ii) on the last business day prior to the date of declaration of such distribution; and such property shall be deemed to have been sold with the resulting net proceeds being equal to such value and shall be distributed to the holders of shares of stock of the Corporation in accordance with Section 1.01(a).

                  1.01(b)(ii). For the purpose of determining the value of any property of the Corporation, freely marketable securities which are listed on a national securities exchange shall be valued at the average of their last sales prices on each of the last 20 trading days ending on and including the date of determination. If no sales occurred on any such trading day, such sales price shall be deemed to be the mean between the "bid" and "ask" prices on such day. Freely marketable securities which are not so listed shall be valued at the average of their last closing "bid" and "ask" prices on each of the last 20 trading days ending on and including the date of determination on the basis of quotations furnished by the National Association of Securities Dealers Incorporated, if available. Any security which is held under the representation that it has been acquired for investment and not with a view to public sale or distribution or which is held subject to any other restriction affecting marketability shall be valued at such discount from the value determined under the applicable provisions above as the Board of Directors of the Corporation deems necessary to reflect properly the restricted marketability of such securities. Notwithstanding the foregoing, securities which are not freely marketable securities and all other property may be assigned such value as the Board of Directors of the Corporation determines to be the fair value. All matters concerning the valuation of the properly of the Corporation, the determination of earnings and profits and accounting procedures not specifically and expressly provided for by the terms of this Certificate of Incorporation shall be determined by the Board of Directors of the Corporation, whose determination shall, when made in good faith and with due care to the performance of its duties, be final and conclusive as to all of the holders of outstanding shares of the Corporation.

                  2.       Voting Rights.

                  2.01. Except as expressly required by statute, each share of Common Stock shall be entitled to one vote per share on all matters voted on by the stockholders.

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                  2.02. As permitted by Section 242(b)(2) of the Delaware
General Corporation Law, the number of authorized shares of any class of the Corporation's Common Stock may be increased at any time and from time to time by the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding.

                  FIFTH:

                  1. Stockholder Actions. Any action required or permitted to be taken by the Corporation's stockholders must be effected at a duly called annual or special meeting of stockholders.

                  2. Special Meetings. A special meeting of the stockholders of the Corporation may be called at any time by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer and shall be called by the Chairman of the Board, the President and the Chief Executive Officer or the Secretary at the request in writing of stockholders holding together at least fifty percent (50%) of the number of shares of stock outstanding and entitled to vote at such meeting. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors or the officer calling the meeting may designate. At a special meeting of stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

                  3. Consents in writing. Any action required or permitted to be taken by the Corporation's stockholders may not be effected by consent in writing."

                  SIXTH:   Elections of directors need not be by ballot unless
the By-Laws of the Corporation so provide.

                  SEVENTH: The Board of Directors of the Corporation may make By-laws and from time to time may alter, amend or repeal By-laws.

                  EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

                  NINTH:

                  1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership,

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joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Ninth, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Ninth shall be contract right and, subject to Sections 2 and 5, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Ninth or advance of expenses under Section 5 of this Article Ninth shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Ninth is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Ninth shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation . Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has

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met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or it stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the application standard of conduct.

                  3. Nonexclusivity of Article Ninth. The rights conferred in this Article Ninth to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or hereafter acquire under any stature, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

                  4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Ninth.

                  5. Expenses. Expenses incurred by any person described in
Section 1 of this Article Ninth in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition, unless otherwise reasonably determined by the Board of Directors for good reason; in each case upon receipt of an undertaking by or on behalf of the director or office to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Ninth and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employee or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

                  7. Contract Rights. The provision of this Article Ninth shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Ninth and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Ninth or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

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                  8. Merger or Consolidation. For purposes of this Article

Ninth, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Ninth with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued."

                  TENTH: The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation, except that the contract rights described in Article Ninth may no be abrogated by reason of any such amendment.

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